Exhibit 10.13

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (“Agreement”) is made and entered into effective as of November 30, 2017 (the “Effective Date”), by and between

MorphoSys AG, a German stock corporation having a place of business at Semmelweisstrasse 7, 82152 Planegg, Germany (“MorphoSys”),

I-Mab, a company organized and existing under the laws of Cayman Islands and having its principal place of business at P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands (“I-Mab”).

MorphoSys and I-Mab each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

A.    MorphoSys has developed a proprietary human monoclonal antibody specifically binding to the target CD38. MorphoSys controls certain patents and other intellectual property pertaining to such antibody and methods and uses relating to such antibody, including its use for the treatment of Multiple Myeloma.

B.    I-Mab is a biopharmaceutical company engaged in the research, development and commercialization of pharmaceutical products.

C.    I-Mab desires to obtain from MorphoSys a license to develop and commercialize such CD38 antibody in the Field (as defined below) for the Territory (as defined below), and MorphoSys is willing to grant such a license to I-Mab, all in accordance with the terms and conditions set forth herein.

In consideration of the foregoing premises, the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

When used in this Agreement, capitalized terms shall have the meanings as defined below and throughout the Agreement. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.

1.1    “Accounting Principles” means either U.S. generally accepted accounting principles, as consistently applied (“GAAP”) or International Financial Reporting Standards (“IFRS”), as designated and used by the applicable entity in preparing its financial statements from time to time.

1.2    “Affiliate” means, with respect to a Party, any corporation, firm, partnership or other entity, which directly or indirectly controls or is controlled by or is under common control with such Party. For purposes of this Section 1.2, “control” means (a) in the case of a corporation, ownership, directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, or (b) in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body, ownership, directly or through one or more Affiliates, of more than fifty percent (50%) of the equity interests of such party, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint more than 50% of the members of the governing body of the party. Notwithstanding the foregoing, C-Bridge Capital, or any of its portfolio companies, shall not be deemed Affiliates of I-Mab.

1.3    “Alliance Manager” means a senior representative of each Party acting as coordinator and alliance manager for the purposes of this Agreement.

1.4    “Antibody” means, [REDACTED]

1.5    “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.6    “Arbitration Rules” has the meaning set forth in Section 16.3(b)(ii).

1.7    “Breaching Party” has the meaning set forth in Section 15.2(a).

1.8    “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Munich, Germany, and/or in Peking, China, are permitted or required to be closed.

1.9    “Calendar Quarter” means the time periods between January 1 and March 31, April 1 and June 30, July 31 and September 30, and October 1 and December 31 of any Calendar Year, as applicable.

1.10    “Calendar Year” means the time period between January 1 and December 31.

1.11    “CAT” [REDACTED]

1.12    “CAT Framework Agreement” [REDACTED]

1.13    “CD38 Compound” means MorphoSys’ anti-CD38 Antibody designated as [REDACTED] MOR202, as further described in Exhibit 5 and any fragment (including antigen binding domain or sequence or portion), conjugate, variant, improvement, modification, progeny or derivative thereof (including CD38 Compound conjugated, bound, expressed as fusion or otherwise fused to a toxin, label, Antibody, cell or any other moiety or entity).

1.14    “CD38 Non-Exclusive Patents” has the meaning set forth in Section 2.1(b).

1.15    “CD38 Patents” means: (i) the Patents Controlled by MorphoSys or its Affiliates as of the Effective Date or thereafter during the Term, issued or filed before, on or after the Effective Date, that is necessary or reasonably useful for the Exploitation of any CD38 Compound or any CD38 Product in the Field in the Territory, including such Patents listed in Exhibit 4, and (ii) MorphoSys’ and its Affiliates’ interest in any Patents Covering MorphoSys Inventions or Joint Inventions in the Territory.

1.16    “CD38 Product” means any pharmaceutical (including diagnostic) product which constitutes, incorporates, comprises or contains a CD38 Compound, alone or in combination with one or more other active ingredients in any and all forms, presentations, in current and future formulations, dosage forms and strengths, and delivery modes.

1.17    “CD38 Product Infringement” has the meaning set forth in Section 10.4.

1.18    “CDA” has the meaning set forth in Section 14.1.

1.19    “Celgene” means [REDACTED]

1.20    “Celgene Termination Agreement” means [REDACTED]

1.21    “CFDA” means the China Food and Drug Administration.

1.22    “COGS” means [REDACTED].

1.23    “Combination” means the combination of a CD38 Product and another active pharmaceutical product as one therapeutic, prophylactic or palliative treatment.

1.24    “Combination Product” means any CD38 Product that contains one or more therapeutically active ingredients (whether co-formulated or co-packaged) in addition to a CD38 Compound. The Parties agree that any Antibody in which a CD38 Compound (or any fragment (including antigen binding domain or sequence or portion), variant, improvement, modification, progeny or derivative thereof) is incorporated shall not be regarded as Combination Product. By way of example bi-or multi-specific Antibody constructs or Antibody drug conjugates shall not be regarded as Combination Products.

1.25    “Commercialization” means to market, promote, advertise, sell, offer for sale, have sold or otherwise dispose of, transport, distribute, import or export, as well as all activities related to Market Access, branding, preparation of the launch and medical affairs of a product in a country or region after all Marketing Approvals have been obtained in such country or region. The terms “Commercialize” and “Commercialized” have a correlative meaning.

1.26    “Commercially Reasonable Efforts” means, [REDACTED]

1.27    “Confidential Information” has the meaning set forth in Section 14.1.

1.28    “Controlled” means, with respect to any Know-How, Patent or other intellectual property right, possession of the right (whether directly or indirectly, and whether by ownership, license or otherwise) to assign or license (or otherwise grant a right to) such Know-How, Patent or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party.

1.29    “Cover(ed)” means, with respect to a particular item and a particular Patent, that such Patent claims directly or indirectly: (a) the composition of such item, any of its ingredients or formulations or any product containing or that is made using such item; (b) any method of making, using, or conducting research, development, manufacture, or Commercialization of any of the foregoing things referred to in (a); and/or (c) an item used or present in the manufacture of any of the foregoing things referred to in (a) (for example, with respect to a biologic, any vector, plasmid or cell line used to manufacture such product or item or any ingredient in either of them).

1.30    [REDACTED]

1.31    “CTA” means a Clinical Trial Application filed with the CFDA required for commencement of human clinical trials of a pharmaceutical product in the People’s Republic of China or any comparable application in any other country in the Territory.

1.32    “Dispute” has the meaning set forth in Section 16.3(a).

1.33    “Dyax” means [REDACTED]

1.34    “Dyax License Agreement” means [REDACTED]

1.35    “Exploit” or “Exploitation” means to make, have made, research, develop, use, Commercialize, register, modify, enhance, improve, formulate, optimize, hold or keep (whether for disposal or otherwise).

1.36    “Field” means (i) all human therapeutic, prophylactic, or palliative application for any Indication and (ii) any human diagnostic or clinical monitoring application in conjunction with any therapeutic, prophylactic, or palliative CD38 Product for any Indication. [REDACTED]

1.37    “First Commercial Sale” means, [REDACTED]

1.38    “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.39    “I-Mab CD38 Know-How” has the meaning set forth in Section 15.4(b)(ix).

1.40    “I-Mab CD38 Patents” has the meaning set forth in Section 15.4(b)(x)

1.41    “I-Mab Development Plan” means the plan setting forth the activities to be performed under the I-Mab Development Program as well as planned timelines relating thereto.

1.42    “I-Mab Development Program” has the meaning set forth in Section 4.2.

1.43    “I-Mab Improvement Technology” means any Patent, Know-how or other intellectual property right Controlled by I-Mab or any of its Affiliates (including I-Mab’s and its Affiliates’ interest in any Patents Covering I-Mab Inventions or Joint Inventions) that is necessary for the Exploitation of any CD38 Compound or any CD38 Product.

1.44    “I-Mab Invention” means an Invention that is conceived, developed or reduced to practice solely by employees of any I-Mab Party or by employees of a Third Party under an obligation of assignment to any I-Mab Party.

1.45    “I-Mab Party” means any of I-Mab, its Affiliates, any Sublicensees.

1.46    “Indemnification Claim Notice” has the meaning set forth in Section 12.3(a).

1.47    “Indemnified Party” has the meaning set forth in Section 12.3(a).

1.48    “Indemnifying Party” has the meaning set forth in Section 12.3(a).

1.49    “Indemnitee” has the meaning set forth in Section 12.3(a).

1.50    “Indication” means a distinct disease, disorder or medical condition; in each case regardless of the severity, frequency or route of any treatment. Except for multiple myeloma, one Indication shall be distinguished from another Indication by reference to the World Health Organisation (WHO) International Classification of Diseases, Version 10 (ICD-10, as revised and updated from time to time). Multiple myeloma and associated plasma cell disorders (e.g. monoclonal gammopathy of undetermined significance (MGUS) and smoldering myeloma) shall be separate Indications and be distinguished according to the International Myeloma Working Group definition laid out in Rajkumar et al., Lancet Oncol, 2014.

1.51    “Intellectual Property Forum” has the meaning set forth in Section 10.1.

1.52    “Invention” means any discovery, invention, idea, process, method, composition, concept, design, improvement or modification, whether patentable or not, conceived, developed or reduced to practice solely pursuant to or in connection with the Exploitation of a CD38 Compound and/or a CD38 Product under this Agreement during the Term.

1.53    “JDC” has the meaning set forth in Section 9.2.

1.54    “Joint Invention” means an Invention that is conceived, developed or reduced to practice jointly by employees of, or persons under an obligation of assignment to, MorphoSys and I-Mab.

1.55    “Know-How” means any non-public, documented or otherwise recorded or memorialized technology, data, information, unpatented inventions, discoveries, trade secrets, processes, methods, techniques, compositions, materials, formulas, formulations, improvements, know-how, knowledge, experience, ideas, and developments, test procedures, and results (including regulatory data, files, approvals and other documentation), whether patentable or not, together with all documents and files embodying the foregoing.

1.56    “Licensed Technology” means collectively the CD38 Patents and the MorphoSys Know-How.

1.57    “Losses” has the meaning set forth in Section 12.1.

1.58    “Market Access” means all the measures reasonably necessary in the process to secure optimal pricing and reimbursement for a CD38 Product.

1.59    “Marketing Approval” means any approval of any federal, state or local regulatory agency, department, bureau or other government entity or authority of any country or jurisdiction that is necessary to be obtained prior to the commercial sale of a CD38 Product in that country or jurisdiction.

1.60    “Material Breach” has the meaning set forth in Section 15.2(a).

1.61    “MorphoSys Invention” means an Invention conceived, developed or reduced to practice solely by employees of MorphoSys or its Affiliates or of a Third Party under an obligation of assignment to MorphoSys or its Affiliates.

1.62    “MorphoSys Know-How” means (a) Know-How (including CD38 Compound and/or CD38 Product materials) that (i) is Controlled by MorphoSys and/or its Affiliates as of the Effective Date or thereafter during the Term and (ii) is necessary or reasonably useful for the Exploitation of CD38 Compound and/or CD38 Products in the Field in the Territory and (b) MorphoSys’ and its Affiliates’ interest in MorphoSys Inventions and Joint Inventions in the Territory. For the avoidance of doubt, MorphoSys Know-How shall expressly exclude any Know-How to the extent directly relating to MorphoSys’ HuCAL libraries, Ylanthia antibody libraries, Slonomics protein engineering technology, Lanthipeptides technology or any future new platform technology, provided that MorphoSys hereby acknowledges and agrees that I-Mab shall have the right to make, use and/or sell the CD38 Compounds and CD38 Products under the license granted to it under this Agreement even though such compounds and/or products may have been discovered or developed using, or otherwise incorporate, some or all of the aforementioned platform technologies.

1.63    “Net Sales” means [REDACTED]

(a)    [REDACTED];

(b)    [REDACTED];

(c)    [REDACTED]

(d)    [REDACTED].

[REDACTED].

[REDACTED].

[REDACTED].

[REDACTED]

1.64    “Non-Breaching Party” has the meaning set forth in Section 15.2(a).

1.65    “Patents” means all national, regional and international patent applications and issued patents in any country or supranational jurisdiction (including all continuations, CIPs, continued prosecution and divisions thereof, provisionals thereof, additions, reissues, renewals, extensions, substitutions, reexaminations, restorations, registrations, revalidations, supplementary protection certificates, pediatric exclusivity periods and the like, of any such patents and patent applications, and foreign equivalents thereof).

1.66    “Patent Challenge” has the meaning set forth in Section 10.9(a).

1.67    [REDACTED]

1.68    [REDACTED] [REDACTED]

1.69    [REDACTED]

1.70    [REDACTED]

1.71    [REDACTED]

1.72    “Pivotal Trial” shall mean any human clinical trial(s), or part of such trial(s), of a CD38 Product that is designed to demonstrate, along with previously conducted studies, substantial evidence of its effectiveness and provide sufficient information to determine whether it is safe, pure and potent for use under conditions prescribed, recommended or suggested in a proposed labeling to obtain Marketing Approval of such CD38 Product in the Field in a country in the Territory.

1.73    “Public Disclosure” has the meaning set forth in Section 14.6(a).

1.74    “Regulatory Submissions” means any filing, application, or submission with any regulatory authority, including authorizations, approvals or clearances arising from the foregoing, including Marketing Approvals, and all correspondence or communication with or from the relevant regulatory authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant regulatory authority, in each case, with respect to a CD38 Product.

1.75    “Royalty Term” has the meaning set forth in Section 8.3(b).

1.76    “Sublicense Agreement” means any agreement under which I-Mab grants a sublicense, option or similar right under its rights received under Section 2.1 to an Affiliate or a Third Party as permitted under this Agreement, but excluding any Affiliate or Third Party acting solely as a contract manufacturer, contract research organization, distributor or wholesaler.

1.77    “Sublicensee” means any Affiliate or Third Party which has entered into a Sublicense Agreement.

1.78    “Target” means CD38, cluster of differentiation 38, also known as cyclic ADP-ribose hydrolase.

1.79    “Term” has the meaning set forth in Section 15.1.

1.80    “Territory” means the territory of the People’s Republic of China (including Macao and Hong Kong) and Taiwan.

1.81    “Third Party” means any party other than the Parties and their respective Affiliates.

1.82    “Third Party Claims” has the meaning set forth in Section 12.1.

1.83    “Third Party Patents” means (i) Patents covered under the CAT Framework Agreement, the XOMA License Agreement, the Dyax License Agreement and the [REDACTED] Agreement, as well as (ii) all Patents owned by any Third Party necessary for the Exploitation of any CD38 Compound or any CD38 Product that may be licensed by either Party during the Term.

1.84    “Third Party Payments” means [REDACTED]

1.85    “Valid Claim” means, with respect to a particular country and a CD38 Product, a claim of any issued and unexpired Patent, or a pending claim of a good faith patent application, under any CD38 Patent (for the avoidance of doubt, including without limitation, any claim of an issued Patent or pending claim of a good faith patent application claiming any MorphoSys Invention or Joint Invention) which (a) Covers such CD38 Product in the Field in such country and (b), whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, cancellation, withdrawal, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal; provided, however, that a pending claim of a patent application shall cease to be a Valid Claim if such pending claim does not issue within five (5) years after the filing date of the patent application from which it arose. For clarity, a claim which issues after being pending for more than five (5) years after the filing date of the patent application as described above shall again be considered a Valid Claim going forward as of the date of issuance.

1.86    “VAT” means, in the European Union, value-added tax calculated in accordance with Council Directive 2006/112/EC as implemented into national law and, in a jurisdiction outside the European Union, any equivalent tax.

1.87    “XOMA” means [REDACTED]

1.88    “XOMA License Agreement” means [REDACTED].

2.	LICENSES AND SUBLICENSES

2.1	MorphoSys License Grant.

(a)    Subject to the terms and conditions of this Agreement, MorphoSys hereby grants to I-Mab an exclusive (subject to (b) below), royalty-bearing license, with the right to grant sublicenses as provided in Section 2.6, under the Licensed Technology to Exploit any CD38 Compound and any CD38 Products in the Field in the Territory.

(b)    With respect to the CD38 Patents [REDACTED] (“CD38 Non-Exclusive Patents”), the license granted under (a) above shall be granted on a non-exclusive basis only.

(c)    Notwithstanding Section 9.4, to the extent I-Mab is required to conduct any clinical trials outside of the Territory to support the preparation or maintenance of any Marketing Approval for any CD38 Product in the Field within the Territory, I-Mab shall inform MorphoSys accordingly through the JDC, and the Parties shall agree in good faith on the country(ies) outside of the Territory in which such clinical trials can be performed by I-Mab. For the avoidance of doubt, all costs of such clinical trials conducted by I-Mab and permitted by MorphoSys outside of the Territory shall be borne by I-Mab unless otherwise agreed between the Parties pursuant to Section 9.4.

(d)    MorphoSys retains the right to use the Licensed Technology in the Territory as may be required or reasonably useful to (i) implement its rights and perform its obligations under this Agreement or (ii) support the Exploitation of CD38 Compounds and CD38 Products outside the Field and/or outside the Territory, including without limitation the right to manufacture, or have manufactured, any CD38 Compound and/or any CD38 Product within the Territory for Commercialization outside the Field and/or outside the Territory; provided, that MorphoSys shall not, and shall obligate its Affiliates, licensees and sublicensees to not, sell or offer for sale in the Territory in the Field any CD38 Compound or CD38 Product manufactured under these retained rights.

2.2    I-Mab License Grant. Subject to the terms and conditions of this Agreement, I-Mab hereby grants to MorphoSys:

(a)    an exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, under I-Mab’s and its Affiliates’ interest in I-Mab Inventions and Joint Inventions solely to Exploit CD38 Compounds and CD38 Products in any field outside of the Territory,

(b)    a non-exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, under I-Mab’s and its Affiliates’ interest in I-Mab Inventions and Joint Inventions to Exploit any product (that is not a product that is proprietary to I-Mab or its Affiliates or product sublicensees) that targets CD38 other than CD38 Products in any field outside the Territory, and

(c)    a non-exclusive license, with the right to grant sublicenses through multiple tiers but subject to the Third Party Payment obligations as set forth below, under any I-Mab Improvement Technology that is necessary to Exploit CD38 Compounds and CD38 Products solely to Exploit CD38 Compounds and CD38 Products in any field outside of the Territory.

[REDACTED].

2.3    Covenant. I-Mab hereby covenants not to use I-Mab’ and its Affiliates’ interest in I-Mab Inventions and Joint Inventions to Exploit any product containing an Antibody that targets CD38 other than CD38 Products.

2.4    Reservation of Rights. Except for the rights specifically granted pursuant to this Agreement, each Party reserves all rights in and to any Patent, Know-how or other intellectual property right Controlled by it. No implied licenses are granted under this Agreement. Each Party will not, and will not permit any of its Affiliates or sublicensees to, practice any Patent, Know-How or other intellectual property licensed to it by the other Party outside the scope of the license granted to it under this Agreement.

2.5    Sublicenses to Third Party Patents. [REDACTED]

2.6    Right to Sublicense.

(a)    I-Mab Sublicensing Right. Subject to the terms of this Agreement, I-Mab may grant sublicenses under the Licensed Technology without MorphoSys’ prior written consent only to (i) Affiliates and (ii) any Third Party acting solely as contract manufacturer, contract research organization, distributor or wholesaler of I-Mab or its Affiliates. All other Sublicense Agreements shall require the prior written consent of MorphoSys (which shall not be unreasonably withheld, delayed or conditioned). [REDACTED]

(b)    Compliance with Agreement. In order for rights under the Licensed Technology to be validly granted to a Sublicensee, the Sublicense Agreement with such Sublicensee must contain a provision that upon termination of this Agreement (unless in accordance with Section 15.2 by I-Mab) the relevant sublicense shall terminate within [REDACTED] following the termination of the Agreement and that the Sublicensee shall have the option to enter into a direct license agreement with MorphoSys within such [REDACTED] time period. If such sublicense only relates to the CD38 Compounds and/or CD38 Products licensed hereunder (and no other product), the direct license with MorphoSys shall contain the same financial terms as agreed under the relevant sublicense agreement, provided that such terms shall not be less favorable than under this Agreement). If such sublicense relates also to intellectual property rights other than those related to the CD38 Compounds and/or CD38 Products, the direct license with MorphoSys shall contain the same financial terms as agreed under the relevant sublicense agreement and not yet paid (provided that such terms shall not be less favorable than under this Agreement) with respect to CD38 Compounds and/or CD38 Products. For the avoidance of doubt, under this Section 2.6(b) MorphoSys shall not be entitled to any payments agreed under any such sublicense agreement for services performed by I-Mab under such sublicense agreement. If any such Sublicensee wishes to exercise any such option, MorphoSys hereby agrees to enter into any such direct license agreement with such Sublicensee.

(c)    Liability for Sublicensees. I-Mab shall monitor compliance with and enforce any Sublicense Agreements against its Sublicensees, and shall be liable for the operations, acts and omissions of any Sublicensee as if such operations, acts, or omissions were carried out by I-Mab itself.

2.7    I-Mab Covenant. I-Mab hereby covenants and agrees not to use any Licensed Technology, nor grant to any Third Party any license or right under any Licensed Technology, other than as expressly permitted under this Agreement. Furthermore, I-Mab hereby covenants and agrees not to distribute, promote or conduct any marketing or sales activities in relation to any CD38 Compound or CD38 Product outside the Field or outside the Territory. For the avoidance of doubt, I-Mab’s right to use any Joint Inventions shall be exclusively governed by Section 10.3 and Section 2.3 and shall not be restricted by this Section 2.7.

2.8    Right of Negotiation. [REDACTED].

3.	TRANSFER OF DEVELOPMENT PROGRAM

3.1    Transfer of Data and Documents/Access to Personnel. Promptly following the receipt of the upfront fee set forth in Section 8.1, MorphoSys shall provide I-Mab copies of the MorphoSys Know-how existing as of the Effective Date and listed in Exhibit 1A that was not previously provided to I-Mab (the “Initial Technology Transfer”). Further details of such Initial Technology Transfer are set forth in Exhibit 1A. MorphoSys shall perform the Initial Technology Transfer in accordance with the provisions of Exhibit 1A and consistent with the timelines set forth in Exhibit 1A. After the Initial Technology Transfer, upon I-Mab’s reasonable request, MorphoSys will provide I-Mab with reasonable assistance in the development and manufacture of CD38 Products in the Field in the Territory as described in Exhibit 1B (the “Continuing Technology Transfer”). The Continuing Technology Transfer will include the transfer of additional MorphoSys Know-How to I-Mab in existence as of the time of such request and not previously provided to I-Mab. In addition, MorphoSys shall provide to I-Mab access to its personnel as shall be reasonably requested by I-Mab for the purpose of facilitating the transfer and use of such MorphoSys Know-How for such purposes; such access shall be free of charge for the Initial Technology Transfer and any Continuing Technology Transfer shall be charged by MorphoSys at an FTE rate of US$ [REDACTED] per year thereafter.

3.2    Acceptance of Development Program Status. I-Mab accepts the MorphoSys Know-How in the condition as of the date of Effective Date based upon its own inspection, examination and determination with respect thereto (including the due diligence investigation conducted by it), without reliance upon any express or implied representations or warranties of any nature of MorphoSys or any employee, advisor or other representative of MorphoSys, except as expressly set forth in Section 11 of this Agreement. MorphoSys acknowledges that it has disclosed the MorphoSys Know-How in its possession to I-Mab in good faith in all material aspects and has not fraudulently withheld or tampered with any such MorphoSys Know-How. For the avoidance of doubt, nothing in this Agreement shall oblige MorphoSys to conduct or fund any additional clinical trials that may be required for the development of any CD38 Compound or any CD38 Product in the Field in the Territory.

3.3    Third Party Agreements. [REDACTED].

4.	DEVELOPMENT OF CD38 PRODUCTS

4.1    General. Subject to Section 9.2, I-Mab shall be solely responsible for the development of any CD38 Compound and any CD38 Products in the Field in the Territory, including all relevant clinical trials and interactions with the competent regulatory authorities.

4.2    Diligence and Development Plan. I-Mab shall use Commercially Reasonable Efforts to develop at least one therapeutic, prophylactic or palliative CD38 Product for Commercialization in the Territory as soon as reasonably practicable (the “I-Mab Development Program”). The development shall be performed in accordance with the I-Mab Development Plan. The I-Mab Development Plan shall be focused on the most efficient path to obtain Marketing Approval of CD38 Products in the Field in the Territory, while taking into consideration potential impacts on the Exploitation of CD38 Compounds and/or any CD38 Products outside the Field and/or outside the Territory. A first version of the I-Mab Development Plan is set forth in Exhibit 2. Any change to the I-Mab Development Plan shall be discussed and approved by the JDC in accordance with Section 9.2. I-Mab shall use Commercially Reasonable Efforts to meet any development timelines set forth in the Development Plan; [REDACTED]. If I-Mab decides to not proceed with or to terminate the further development of any CD38 Products, I-Mab shall inform MorphoSys of such decision within [REDACTED] days and shall issue to MorphoSys a notice of I-Mab’s intent to voluntarily terminate the Agreement pursuant to Section 15.3.

4.3    Coordination with MorphoSys. I-Mab acknowledges and agrees that MorphoSys (or MorphoSys’ other licensees or successors in title) may pursue the Exploitation of CD38 Compounds and CD38 Products outside the Field and/or outside the Territory and that the development of anyCD38 Compound and any CD38 Product by I-Mab hereunder (including I-Mab’s interactions with regulatory authorities) may affect such Exploitation of CD38 Compounds and CD38 Products by MorphoSys (or MorphoSys’ other licensees or successors in title). I-Mab therefore agrees that all of its development activities (including all interactions with regulatory authorities) shall be closely coordinated with MorphoSys via the JDC in accordance with Section 9.2.

4.4    Use of Third Parties. For the purposes of Section 4.2, all efforts of any I-Mab Party and any Third Party contractors engaged by any I-Mab Party shall be considered efforts of I-Mab for the purpose of determining I-Mab’s compliance with its obligations under Section 4.2. The Parties acknowledge and agree that any breach of the diligence obligations set forth in Section 4.2 by an I-Mab Party shall constitute a Material Breach of this Agreement giving rise to the termination right set forth in Section 15.2(a).

4.5    Records. I-Mab shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall reflect the work done and the results achieved in the performance of its development efforts under this Agreement in a reasonable level of detail customary for companies engaged in pharmaceutical research and development. I-Mab shall make such records available for inspection upon reasonable written request by MorphoSys; such obligation shall survive the termination or expiration of this Agreement by an additional period of [REDACTED] years. All such records will be subject to the confidentiality provisions of Section 14.

4.6    Reporting. Notwithstanding I-Mab’s reporting obligation under Section 9.2(c), I-Mab shall keep MorphoSys fully informed as to its progress, status and plans in relation to the development of CD38 Compounds and/or CD38 Products in the Territory by delivering to MorphoSys a [REDACTED] written report delivered no later than [REDACTED].

5.	COMMERCIALIZATION OF CD38 PRODUCTS

5.1    General. Subject to Section 9.2, I-Mab shall be solely responsible for the Commercialization of CD38 Compounds and any CD38 Products in the Field in the Territory including [REDACTED].

5.2    Diligence. I-Mab shall use Commercially Reasonable Efforts [REDACTED]. In particular, I-Mab shall use Commercially Reasonable Efforts to start marketing and sales of such CD38 Product in mainland China within a reasonable period of time after receiving Marketing Approval in China from the CFDA. [REDACTED].

5.3    Reporting. Notwithstanding I-Mab’s reporting obligation under Section 9.2(c), I-Mab shall provide [REDACTED] reports to MorphoSys detailing in summary form the Commercialization activities for all CD38 Compound and CD38 Products during [REDACTED].

6.	MANUFACTURING

6.1    General. Unless otherwise set forth in Sections 6.4 or 6.5 below, I-Mab shall be solely responsible for the manufacturing and supply of CD38 Compounds and CD38 Products in sufficient quantities as required for the development and Commercialization of CD38 Compounds and CD38 Products in the Field in the Territory under this Agreement.

6.2    Manufacturing Transfer. MorphoSys agrees to support the transfer of the existing manufacturing processes and, if and when available, the commercial manufacturing process and analytical methods relating to any CD38 Compound to I-Mab or any manufacturing organization appointed by I-Mab by providing all know-how, data, documents and materials Controlled by or existing at MorphoSys (or made available by its applicable contract manufacturer) to I-Mab or the relevant manufacturing organization designated by I-Mab and by being available to respond to reasonable questions in connection with the implementation of such manufacturing processes at I-Mab or the relevant manufacturing organization. Further details of such technology transfer are set forth in Exhibit 3. [REDACTED] I-Mab shall bear all of its costs and all third party costs in connection with such manufacturing transfer. Notwithstanding the foregoing, MorphoSys will provide reasonable technical assistance regarding such manufacturing related MorphoSys Know-How as requested by I-Mab in accordance with, and at the FTE rates set forth in, Section 3.1.

6.3    Process Improvements. I-Mab shall bear all costs in connection with any improvements or changes to any CD38 Compound manufacturing process required to manufacture, distribute or sell CD38 Compounds in the Territory.

6.4    Clinical Supply of CD38 Compound. Notwithstanding Section 6.2, for as long as MorphoSys manufactures (or have manufactured) CD38 Compound for the development or Commercialization of CD38 Products outside the Field and/or outside the Territory, MorphoSys shall, upon request of I-Mab, use Commercially Reasonable Efforts to supply (or have supplied) to I-Mab, at [REDACTED] for such CD38 Product, such quantities of CD38 Compound that are required to perform the clinical trials under the I-Mab Development Program (provided that the packaging and labeling of the CD38 Compound for the Territory shall be made by I-Mab). If I-Mab wishes to exercise its right under this Section 6.4, it shall notify MorphoSys of its requirements of CD38 Compound as early as possible in writing (including per e-mail) and, following such notification, the Parties shall discuss in good faith the best way in which such requirements can be fulfilled (including the establishment of a regular supply demand forecasting system). I-Mab shall bear all costs in connection with the clinical supply of CD38 Compounds by MorphoSys under this Section 6.4, including, without limitation, import costs of MorphoSys’ manufactured CD38 Compound to the Territory, taxes, duties, transport costs, transport insurance and other necessary costs such as repetition of release tests in China as well as any payments due to [REDACTED] for any clinical supply services under any work order. All clinical materials to be provided hereunder shall be provided [REDACTED].

6.5    Commercial Supply of CD38 Compound. Upon request of I-Mab, the Parties shall discuss in good faith whether and on what terms MorphoSys may supply (or may have supplied) CD38 Compound to I-Mab for the Commercialization of CD38 Products in the Field in the Territory under this Agreement, provided that I-Mab acknowledges and agrees that nothing in this Agreement shall oblige MorphoSys to enter into any such commercial supply arrangement. The Parties acknowledge and agree that I-Mab shall be entitled to directly sign a contract relating to clinical supply of CD38 Compound with MorphoSys’ contract manufacturer [REDACTED] with MorphoSys’ prior consent (which shall not be unreasonably withheld or delayed).

7.	REGULATORY AFFAIRS

7.1    Regulatory Affairs. I-Mab shall have the full responsibility for all regulatory matters in connection with the development and Commercialization of any CD38 Compound and any CD38 Product in the Field in the Territory. In particular, I-Mab shall be solely responsible for all activities in connection with (i) preparing and filing of all CTA applications, (ii) preparing and filing of applications for Marketing Approvals and (iii) obtaining, maintaining and, if applicable, extending Marketing Approvals, Market Access and other regulatory approvals required for the Commercialization of the CD38 Products in the Field in the Territory (including communicating and preparing and filing all reporting requirements in compliance with Applicable Laws (including post-marketing surveillance, i.e. the practice of monitoring the safety of a pharmacological product after its release to the market) with the relevant regulatory authorities or other involved entities). I-Mab or its designee will own and hold all Marketing Approvals for CD38 Products in the Field in the Territory. Notwithstanding Section 9.2(c), I-Mab shall keep MorphoSys reasonably informed of its interactions with regulatory authorities with respect to CD38 Compounds and/or CD38 Products and reasonably consider any comments from MorphoSys.

7.2    Cooperation. Either Party will reasonably cooperate with the other Party in obtaining any Marketing Approvals for a CD38 Product in the other Party’s respective field and territory by providing, to the extent reasonably required by such Party, access to and rights of reference to regulatory approvals, Regulatory Submissions, clinical data, manufacturing data and other data, information, and documentation for the CD38 Product controlled by such Party. In addition, upon the other Party’s reasonable request, each Party will, and will cause its Affiliates and sublicensees (to the extent permitted in such sublicensees’ agreement with such Party) to, provide to the other Party copies of such records of development, manufacturing, and Commercialization activities to the extent necessary to obtain Marketing Approval of the CD38 Product in the other Party’s respective field and territory.

7.3    Inspections. Upon request by a Party, the other Party shall reasonably support such Party in the preparation and conduct of inspections of regulatory authorities at such Party.

7.4    Right of Reference. To the extent permitted by Applicable Law, each Party hereby grants to the other Party the right of reference to all Regulatory Submissions pertaining to the CD38 Product in the Field submitted by or on behalf of such Party. I-Mab may use such right of reference to MorphoSys’ Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining Marketing Approval of the CD38 Products in Field in the Territory. MorphoSys may use the right of reference to I-Mab’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining regulatory approval of the CD38 Products outside the Field and/or outside the Territory.

8.	FINANCIAL TERMS

8.1    Upfront Fee. I-Mab shall pay to MorphoSys a one-time, non-creditable, non-refundable upfront fee of twenty Million US Dollars (US$ 20,000,000) within [REDACTED] after the Effective Date and after receipt of the invoice.

8.2    Milestone Payments.

(a)    Regulatory and Sales Milestones. In consideration of the rights and licenses granted hereunder and the covenants undertaken by the Parties, within [REDACTED] of the first occurrence of any of the following milestone events with respect to any CD38 Product in the Field in the Territory (or in the event of any milestone event based on Net Sales, within [REDACTED] after the end of the Calendar Quarter in which the Net Sales milestone event occurs), I-Mab shall make the following one-time, non-creditable, non-refundable payments to MorphoSys:

No.	Milestone Event	Milestone Payment

1.	First patient dosed in any Pivotal Trial[1] in the Field for the Territory in any Indication, Combination or treatment line	[REDACTED] Million US Dollars (US$ [REDACTED])

2.	First patient dosed in any Pivotal Trial[1] in the Field for the Territory in any Indication, Combination or treatment line other than the Indication, Combination and treatment line for which milestone no.1 was paid	[REDACTED] Million US Dollars (US$ [REDACTED])

3.	First patient dosed in any Pivotal Trial[1] in the Field for the Territory in each additional Indication, Combination or treatment line[2]	[REDACTED] Million and [REDACTED] Hundred Thousand US Dollars (US$ [REDACTED]) each

4.	First Marketing Approval for any Indication, Combination or treatment line in the Field in the Territory	[REDACTED] Million US Dollars (US$ [REDACTED])

5.	First Marketing Approval for any Indication, Combination or treatment line other than the Indication, Combination and treatment line for which milestone no.4 was paid, in the Field in the Territory	[REDACTED] Million US Dollars (US$ [REDACTED])

6.	First Marketing Approval for each additional Indication, Combination or treatment line in the Field in the Territory[2]	[REDACTED] Million US Dollars (US$[REDACTED]) each

7.	First Calendar Year in which annual Net Sales of all CD38 Products in the Field in the Territory exceed US$ [REDACTED] Million	[REDACTED] Million US Dollars (US$ [REDACTED])

8.	First Calendar Year in which annual Net Sales of all CD38 Products in the Field in the Territory exceed US$ [REDACTED] Million	[REDACTED] Million US Dollars (US$ [REDACTED])

[REDACTED]

[REDACTED]

Example: [REDACTED]

[1]	[REDACTED].
[2]	[REDACTED].

(b)    Reporting on Milestone Achievements. I-Mab shall provide written notice to MorphoSys of any occurrence of any of the milestones set forth in Section 8.2(a) no later than [REDACTED] following the occurrence of the relevant milestone event (or in the event of any milestone event based on Net Sales, within [REDACTED] after the end of the Calendar Quarter in which the Net Sales milestone event occurs). Disputes on whether a regulatory milestone event has occurred shall be settled according Section 9.2(f).

8.3    Royalties.

(a)    Royalties for CD38 Products. In consideration of the rights and licenses granted hereunder and the covenants undertaken by the Parties, during the Royalty Term, I-Mab shall pay to MorphoSys tiered royalties on annual Net Sales of CD38 Products in the Field in the Territory in a Calendar Year at the rates set forth in the table below (subject to Section 8.3(c)).

Annual Net Sales of all CD38 Products in the Field in the Territory	Royalty Rate

For that portion of annual Net Sales less than or equal to [REDACTED] Million US Dollars (US$ [REDACTED])	[REDACTED] Percent ([REDACTED]%)

For that portion of annual Net Sales greater than [REDACTED] Million Dollars (US$ [REDACTED]) but less than or equal to [REDACTED] Million Dollars (US$ [REDACTED])	[REDACTED] Percent ([REDACTED]%)

For that portion of annual Net Sales greater than [REDACTED] Million Dollars (US$ [REDACTED])	[REDACTED] Percent ([REDACTED]%)

Example: [REDACTED]

(b)    Duration of Royalty Payments. The Royalties payable by I-Mab to MorphoSys pursuant to Section 8.3(a) shall be payable on a country-by-country and CD38 Product-by-CD38 Product basis for a period commencing with the First Commercial Sale in the relevant country and ending on the later of: (i) the expiration, invalidation or abandonment date of the last Valid Claim that covers the composition of matter of such CD38 Product in such country in the Territory, (ii) [REDACTED] years after the First Commercial Sale of such CD38 Product in such country in the Territory, and (iii) the expiration of regulatory marketing exclusivity for such CD38 Product in such country in the Territory (such period, the “Royalty Term”).

(c)    Royalty Reduction. [REDACTED].

(d)    Reporting of Net Sales. Within [REDACTED] of the end of each Calendar Quarter, I-Mab shall deliver to MorphoSys a report setting forth the following information for such Calendar Quarter, on a CD38 Product-by-CD38 Product, country-by-country and Territory-wide basis: (i) Net Sales of each CD38 Product and each underlying deduction made in accordance with Section 1.63, and (ii) the royalty due hereunder for the sale of each such CD38 Product. No such reports shall be due for any such CD38 Product (x) before the First Commercial Sale of such CD38 Product or (y) after the Royalty Term for such CD38 Product has expired in all countries in the Territory. The total royalty due for the sale of all such CD38 Products during such Calendar Quarter shall be transferred in accordance with Section 8.5.

(e)    Currency. I-Mab shall make the payments due to MorphoSys under this Agreement in US Dollar (USD). Net Sales in currencies other than USD shall be converted into USD using the average of the respective exchange rate as published by Bloomberg for the respective quarter. All payments will be made without deduction of exchange, collection or other charges.

(f)    Record Keeping. I-Mab shall keep and shall cause its Affiliates and Sublicensees to keep books and accounts of record in connection with the sale of CD38 Products in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. I-Mab shall, and shall procure that any I-Mab Party will, maintain such records for a period of at least [REDACTED] years after the end of the Calendar Quarter in which they were generated.

(g)    Audits. Upon [REDACTED] prior notice from MorphoSys, I-Mab shall permit an independent certified public accounting firm of internationally recognized standing selected by MorphoSys and reasonably acceptable to I-Mab, to examine, at MorphoSys’ sole expense, the relevant books and records of any I-Mab Party as may be reasonably necessary to verify the amounts reported by I-Mab in accordance with Section 8.3(d) and the payment of royalties hereunder. An examination by MorphoSys under this Section 8.3(g) shall occur not more than once in any Calendar Year, not more than once with respect to records covering any specific period of time and shall be limited to the pertinent books and records for any Calendar Year ending not more than [REDACTED] before the date of the request. The accounting firm shall be provided access to such books and records at any facility of an I-Mab Party where such books and records are normally kept and such examination shall be conducted during such I-Mab Party’s facility’s normal business hours. I-Mab may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to any I-Mab Party’s facilities or records. Upon completion of the audit, the accounting firm shall provide both I-Mab and MorphoSys a written report disclosing any discrepancies in the reports submitted by I-Mab or the royalties paid by I-Mab, and, in each case, the specific details concerning any discrepancies. No other information shall be provided to MorphoSys.

(h)    Underpayments/Overpayments. If such accounting firm concludes that additional royalties were due to MorphoSys, then I-Mab will pay to MorphoSys the additional royalties within [REDACTED] of the date I-Mab receives such accountant’s written report plus a fixed interest rate of [REDACTED] percent [REDACTED]% per month. Further, if the amount of such underpayments exceeds more than [REDACTED] percent ([REDACTED]%) of the amount that was properly payable to MorphoSys, then I-Mab shall reimburse MorphoSys for MorphoSys’ costs in connection with the audit. If such accounting firm concludes that I-Mab overpaid royalties to MorphoSys, then MorphoSys will refund such overpayments to I-Mab, within [REDACTED] of the date MorphoSys receives such accountant’s report.

(i)    Confidentiality. All reports and financial information of any I-Mab Party which are provided to or subject to review by MorphoSys under this Section 8.3 shall be deemed to be I-Mab’s Confidential Information and subject to the provisions of Section 14.

8.4    Third Party Payments.

(a)    [REDACTED].

(b)    [REDACTED].

(c)    [REDACTED].

(d)    [REDACTED].

8.5    General Payment Terms. Each Party shall comply with Applicable Laws regarding filing and reporting for income tax purposes. All payments under this Agreement are exclusive of applicable VAT, if any, which shall be listed separately on each invoice. Unless explicitly stated otherwise, all payments (other than royalty payments) due under this Agreement shall be made to the respective Party within [REDACTED] following the receipt of an invoice, which shall in no case be sent prior to the respective due date. All royalty payments are immediately due upon receipt of an invoice from MorphoSys, which shall in no case be sent prior to the receipt of the Net Sales report provided by I-Mab pursuant to Section 8.3(d). Each payment under this Agreement shall be made by electronic transfer in immediately available funds via bank wire transfer to such bank account as the respective Party shall designate in writing to the other Party at least [REDACTED] before the payment is due.

8.6    Late Payment. All payments under this Agreement shall bear interest from the date due until paid at a fixed interest rate of [REDACTED] percent ([REDACTED]%) per month.

8.7    Withholding Tax. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments by I-Mab to MorphoSys, I-Mab shall support MorphoSys in obtaining a withholding tax exemption certificate to be issued by the competent tax authority. MorphoSys shall use commercially reasonable efforts to provide I-Mab with such withholding tax exemption certificate at least [REDACTED] Business Days prior to the payable date of any such payments (and with respect to the upfront fee, on the Effective Date). If MorphoSys fails to provide such certificate within such timing, I-Mab shall be permitted to withhold the withholding tax amount at the rate set forth by law from such payments, provided that I-Mab pays such amount to the competent tax authority. I-Mab shall submit appropriate proof of payment of the withholding taxes to MorphoSys within a reasonable period of time and shall make reasonable efforts to support MorphoSys in recouping such taxes, if any, from the respective tax authorities. In the event that I-Mab makes a payment to MorphoSys pursuant to this Agreement and fails to withhold any taxes which would have to be levied on such payment in I-Mab‘s country of incorporation, tax residence or country where I-Mab has or is deemed to have a taxable presence (country of residence), I-Mab cannot reclaim such taxes (including any potential applicable penalties and interest thereon) from MorphoSys at a later point in time. In case MorphoSys has to comply with tax formalities as a consequence of this Agreement in I-Mab’s country or countries of residence, I-Mab shall reasonably assist MorphoSys with the fulfillment of such formalities.

9.	COLLABORATION AND GOVERNANCE

9.1    Alliance Managers. Within [REDACTED] after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) an Alliance Manager. Each Party may, at any time, replace its Alliance Manager with another suitably qualified individual, on written notice to the other Party. The Alliance Managers shall be primarily responsible for facilitating communications between the Parties and coordinating the Parties’ activities under this Agreement.

9.2    Joint Development Committee.

(a)    Formation, Composition. The Parties shall form a Joint Development Committee (“JDC”) within [REDACTED] after the Effective Date to govern and oversee the research, development, regulatory activities and performance of the I-Mab Development Plan for all CD38 Compounds and all CD38 Products in the Field in the Territory and to ensure that negative impacts on the Exploitation of the CD38 Compound and/or any CD38 Products outside the Field and/or outside the Territory are avoided. [REDACTED].

(b)    Specific Responsibilities of the JDC. In addition to its general responsibilities, the JDC shall in particular, to the extent permitted by Applicable Law:

(i)	[REDACTED];

(ii)	[REDACTED];

(iii)	[REDACTED];

(iv)	[REDACTED];

(v)	[REDACTED];

(vi)	[REDACTED]

(vii)	[REDACTED].

[REDACTED].

(c)    Information Exchange. I-Mab shall keep the JDC informed about all of its development activities as well as all facts, data or results that may be relevant for the development of CD38 Compounds and the CD38 Products (whether within or outside the Field or the Territory), including without limitation any actual or planned substantive communications with or from any regulatory authorities, any interim or final data or results of any study or clinical trial as well as any actual or planned activities to prepare for Market Access and Commercialization. The Parties will cooperate to exchange information with respect to development activities by MorphoSys outside the Field or outside the Territory (including without limitation clinical data) that could affect I-Mab’s activities in the Territory.

(d)    Meetings. The JDC shall meet at least [REDACTED], unless otherwise agreed between the JDC members. Either Party may also call a special meeting of the JDC (by videoconference or teleconference) with at least [REDACTED] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The JDC may meet in person, by videoconference or by teleconference. There shall be at least one (1) meeting in person per year. In-person JDC meetings shall be held at locations alternately selected by MorphoSys and by I-Mab. [REDACTED]

(e)    Subcommittees. The JDC may, from time to time, establish subcommittees to delegate its responsibilities under this Agreement. The JDC shall determine the charter, composition and other provisions relating to any such subcommittee in its discretion.

(f)    Decision-Making. The JDC shall have the authority to make decisions with respect to the research and development of CD38 Compounds and CD38 Products in the Field in the Territory. [REDACTED]

9.3    Safety Data Exchange Agreement. Within [REDACTED] after the Effective Date, the safety representatives from each of the Parties shall agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information relating to CD38 Compounds and CD38 Products worldwide. Such written pharmacovigilance agreement shall describe the coordination of collection, investigation, reporting and exchange of information concerning adverse events or any other safety problem of any significance and product quality and product complaints involving adverse events according to a schedule that will permit each Party (and its Affiliates, Sublicensees or subcontractors) to comply with Applicable Laws, good pharmacovigilance practice and regulatory requirements. Each Party hereby agrees to comply with its respective obligations under such written pharmacovigilance agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.

9.4    Global Clinical Trials. The Parties may discuss and agree at any time to conduct multi-region clinical trials which shall support the preparation or maintenance of Marketing Approvals in the Field both within and outside of the Territory. In the event of any such multi-region clinical trials, I-Mab shall be responsible for the costs of such parts of the clinical trials that are conducted in the Territory and MorphoSys shall be responsible for such parts of the clinical trials that are conducted outside the Territory and all further costs shall be shared on a reasonable pro rata basis, unless otherwise agreed between the Parties in writing.

10.	PROSECUTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

10.1    Intellectual Property Forum. The Parties shall each appoint a senior patent attorney within [REDACTED] of the Effective Date to act jointly as a collaborative forum for the Parties to address intellectual property matters under this Agreement (the “Intellectual Property Forum”). The Intellectual Property Forum shall (i) be the primary point of contact for the Parties regarding the exchange of information on Inventions and CD38 Patents and on the filing, prosecution, maintenance, enforcement and defense matters pursuant to this Agreement, (ii) review and discuss the overall strategy for obtaining, maintaining and enforcing Patent protection and aligning the patenting strategy with other exclusivities available for the CD38 Products, and (iii) be the primary point of contract for all matters relating to Third Party Patents. Each Party may replace its member of the Intellectual Property Forum at any time upon written notice to the other Party.

10.2    Patent Prosecution of CD38 Patents.

(a)    Prosecution. MorphoSys shall have the first right to control the preparation, filing, prosecution and maintenance of all CD38 Patents (including Patents Covering Joint Inventions) on a worldwide basis. MorphoSys shall (i) coordinate with I-Mab its activities relating to the preparation, filing, prosecution and maintenance of any CD38 Patent (other than any CD38 Non-exclusive Patent, (ii) keep I-Mab reasonably informed of its interactions with any patent offices with respect to the preparation, filing, prosecution and maintenance of such CD38 Patents in the Territory, (iii) grant to I-Mab the right to review and comment on any decisions or substantive submissions made in relation to the preparation, filing, prosecution and maintenance of such CD38 Patents in the Territory, (iv) reasonably consider in good faith I-Mab’s recommendations with respect to the preparation, filing, prosecution and maintenance of such CD38 Patents in the Territory, and (v) align such decisions and substantive submissions with the Commercialization strategy of I-Mab in the Territory.

(b)    Costs. All costs and expenses incurred by MorphoSys in relation to the preparation, filing, prosecution and maintenance of any CD38 Patents in the Territory shall be reimbursed by I-Mab to MorphoSys within [REDACTED] following receipt of the relevant invoice from MorphoSys. All costs and expenses incurred by MorphoSys in relation to the preparation, filing, prosecution and maintenance of any CD38 Patents outside the Territory shall be borne by MorphoSys.

(c)    Abandonment. MorphoSys shall provide I-Mab with written notice at least [REDACTED] before actively abandoning, or before any filing or payment due date or any other due date that requires action (which MorphoSys does not intend to perform) in connection with the prosecution and maintenance of, any CD38 Patent (other than any CD38 Non-exclusive Patent) in the Territory. In such case, I-Mab shall have the option, exercisable by delivery to MorphoSys of a written notice thereof within [REDACTED] thereafter, to assume the right (but not the obligation), at its sole expense and sole discretion, to control the preparation, filing, prosecution and maintenance of such CD38 Patent in the Territory. If I-Mab timely exercises such option, then, with respect to such CD38 Patent, the rights attributed to MorphoSys under Section 10.2(a) shall thereafter be assumed by I-Mab and MorphoSys will promptly deliver to I-Mab copies of all necessary files related to such CD38 Patents and will take all actions and execute all documents reasonably necessary for I-Mab to assume such responsibility.

(d)    Patent Term Extensions. MorphoSys shall use Commercially Reasonable Efforts to seek any patent term extensions, supplementary protection certificates or similar prolongations in relation to the CD38 Patents (other than any CD38 Non-exclusive Patent) in the Territory. The Parties shall cooperate in connection with all such activities, and I-Mab, its agents and attorneys will give due consideration to all suggestions and comments of MorphoSys regarding any such activities, but in the event of a disagreement between the Parties, MorphoSys will have the final decision-making authority. All reasonable costs in connection with such patent term extensions, supplementary protection certificates or similar prolongations in the Territory shall be borne by I-Mab.

10.3    Ownership of Inventions; Patent Prosecution of Patents Covering Inventions. Each Party shall promptly disclose to the other Party all Inventions made by it under this Agreement. Inventorship shall be determined in accordance with U.S. patent law. MorphoSys shall solely own any MorphoSys Inventions and I-Mab shall solely own any I-Mab Inventions. MorphoSys and I-Mab shall each own an undivided one-half interest in any Joint Inventions and any Patents Covering such Joint Inventions, without a duty of accounting or an obligation to seek consent from the other Party for the exploitation or license of the Joint Inventions (subject to Section 2.3 and the licenses granted to the other Party under this Agreement). The Parties will coordinate the preparation, filing, prosecution and maintenance of any Patents Covering any Invention in alignment with the overall patent strategy for the CD38 Patents. I-Mab shall have the sole right to control the preparation, filing, prosecution and maintenance of all Patents Covering I-Mab Inventions on a worldwide basis at its own costs. The preparation, filing, prosecution and maintenance of all Patents Covering MorphoSys Inventions or Joint Inventions shall be governed by Section 10.2.

10.4    Enforcement in the Field in the Territory. Each Party will promptly notify the other in the event of any actual, potential, alleged, threatened or suspected infringement of a CD38 Patent (including Patents Covering Joint Inventions) or any Patent Covering any Invention or any I-Mab Improvement Technology by any Third Party in the Field in the Territory which infringement adversely affects or is expected to adversely affect any CD38 Product and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the CD38 Patents or any Patent Covering any Invention or I-Mab Improvement Technology in the Field in the Territory (collectively, “CD38 Product Infringement”).

(a)    First Right of Enforcement for CD38 Patents. Subject to Section 12.3(e), MorphoSys shall have the first right (but not the obligation), at its sole expense and sole discretion, to bring and control any legal action in connection with such CD38 Product Infringement related to the CD38 Patents (including Patent Covering a Joint Invention) in the Field in the Territory. Prior to undertaking any such action to enforce any such Patent, MorphoSys shall notify I-Mab in writing. The Parties shall reasonably cooperate with each other in the planning and execution of any such action, provided that MorphoSys shall reimburse to I-Mab all costs incurred by I-Mab in connection with such action. If MorphoSys does not wish to enforce any such Patent against such a potential infringer in the Territory, MorphoSys shall deliver prompt written notice thereof to I-Mab.

(b)    Second Right of Enforcement for CD38 Patents. Subject to Section 12.3(e), in the event that (i) MorphoSys delivers to I-Mab written notice described in subsection (a) above that it does not wish to bring or control any legal action in connection with a CD38 Product Infringement related to the CD38 Patents (including Patent Covering a Joint Invention) in the Field in the Territory, or (ii) MorphoSys has not taken legal action within [REDACTED] days from the date of either Party’s notice under Section 10.3with respect to such CD38 Product Infringement, then I-Mab shall have the option, exercisable by delivery of written notice thereof to MorphoSys within [REDACTED] days thereafter, to assume the right (but not the obligation) at its sole expense and sole discretion, to bring and control any legal action in connection with such CD38 Product Infringement.

(c)    Enforcement of I-Mab Patents and Patents Covering I-Mab Improvement Technology. I-Mab shall have the sole right (but not the obligation), at its sole expense and sole discretion, to bring and control any legal action in connection with such CD38 Product Infringement related to Patents Covering I-Mab Inventions and Patents Covering I-Mab Improvement Technology in the Field in the Territory. For the avoidance of doubt, this Section 10.4(c) shall not relate to Joint Inventions.

(d)    Recoveries. [REDACTED].

(e)    Cooperation. At the request of the Party bringing an action related to a CD38 Product Infringement, the other Party will provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursues such action, at the requesting Party’s sole cost and expense. In connection with an action related to a CD38 Product Infringement, the Party bringing such action will not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the CD38 Patent or Patent Covering a Joint Invention, I-Mab Invention or I-Mab Improvement Technology without the prior written consent of the other Party.

(f)    Exception. Notwithstanding Sections 10.4(a) and (b), MorphoSys shall have the sole right, at its sole expense and sole discretion, to control the enforcement of the CD38 Non-Exclusive Patents in the Territory.

10.5    Enforcement outside the Field or the Territory. MorphoSys shall have the sole right, at its sole expense and sole discretion, to control the enforcement of the CD38 Patents (other than Patents Covering a Joint Inventions) outside the Field or outside the Territory. I-Mab shall have the sole right, at its sole expense and sole discretion, to control the enforcement of the Patents Covering the I-Mab Inventions and I-Mab Improvement Technology (other than Patents Covering a Joint Inventions) unless such infringement is within the field exclusively licensed to MorphoSys pursuant to Section 2.2 (and for such infringements Section 10.4 shall apply mutatis mutandis). Each Party shall have the first right in its territory to enforce the Patents Covering Joint Inventions for any infringement that is not a CD38 Product Infringement at its own expense as it reasonably determines appropriate unless such infringement is within the field exclusively licensed to MorphoSys pursuant to Section 2.2 (and for such infringements Section 10.4 shall apply mutatis mutandis). If such Party decides not to bring such legal action, it will do inform the other Party promptly and the other Party will have the right to bring and control any legal action in connection with such infringement at its own expense as it reasonably determines appropriate.

10.6    Patent Assistance. Each Party shall do or procure to be done all such acts and things, and execute or procure the execution of all such documents, as the other Party may from time to time reasonably request to assist the other Party in the preparation, filing, prosecution, maintenance and enforcement activities described in this Section 10.

10.7    Compensation to Inventors. Each Party shall be responsible for any compensation and any other payments due to inventors who are employees of such Party or its Affiliates or subcontractors.

10.8    Defense of Infringement Claims.

(a)    Each Party will notify the other in writing of any allegations it receives from a Third Party that the Exploitation of a CD38 Product pursuant to this Agreement infringes the intellectual property rights of a Third Party. Such notice will be provided promptly, but in no event after more than [REDACTED] days following receipt of such allegations. Such written notice will include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party will assert and not waive the joint defense privilege with respect to all communications between the Parties.

(b)    MorphoSys shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding at its own expense, using counsel of its own choice; provided that MorphoSys may not enter into any settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.8, which admits or concedes that any aspect of the CD38 Patents or Patents Covering Joint Inventions are invalid or unenforceable in the Territory or otherwise diminishes I-Mab’s rights in such Patents without the prior written consent of I-Mab. I-Mab shall have the right, but not the obligation, to participate and be separately represented in any such suit at is sole option and at its own expense. Each Party will reasonably cooperate with the other Party regarding the defense of such claim.

(c)    MorphoSys shall (i) keep I-Mab reasonably informed of all material developments in connection with any such claim, suit, or proceeding, (ii) provide I-Mab with copies of all pleadings filed in such action and (iii) allow I-Mab reasonable opportunity to participate in the defense of the claims.

10.9    Consequences of Patent Challenge.

(a)    Termination on Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, MorphoSys shall be permitted to terminate this Agreement by written notice effective upon receipt of such termination notice by I-Mab, if any I-Mab Party directly, or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge the validity or enforceability of, or oppose any extension of or the grant of a supplementary protection certificate with respect to, any CD38 Patent (each such action a “Patent Challenge”). In the event I-Mab directly or indirectly commences a Patent Challenge and MorphoSys’ termination right is finally determined to be unenforceable under the laws of a particular jurisdiction and I-Mab does not voluntarily terminate this Agreement, then effective upon receipt of written notice from MorphoSys [REDACTED]. Notwithstanding the foregoing, if I-Mab cancels any such Patent Challenge within [REDACTED] days of commencing such Patent Challenge then MorphoSys shall not have the right to terminate this Agreement or [REDACTED] under this Section 10.9.

(b)    Sublicensees. I-Mab shall include provisions in all Sublicense Agreements providing that if the Sublicensee or any of its Affiliates directly, or indirectly through assistance granted to a Third Party, undertake a Patent Challenge with respect to any CD38 Patent under which rights are granted to the Sublicensee, I-Mab shall be permitted to terminate such Sublicense Agreement. If a Sublicensee directly, or indirectly through assistance granted to a Third Party, undertakes a Patent Challenge of any such Patent, then I-Mab upon receipt of notice from MorphoSys of such Patent Challenge shall immediately terminate the applicable Sublicense Agreement. Notwithstanding the foregoing under Section 10.9(a), if I-Mab promptly terminates the Sublicense Agreement of any Sublicensee that directly or indirectly commences a Patent Challenge, MorphoSys shall not have the right to terminate this Agreement under this Section 10.9. If I-Mab fails to so terminate such Sublicense Agreement, MorphoSys may terminate this Agreement.

11.	REPRESENTATIONS AND WARRANTIES

11.1    Reciprocal Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that:

(a)    It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)    This Agreement is a legal and valid obligation binding upon its Effective Date and enforceable against it in accordance with its terms and conditions;

(c)    The execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action, and the person executing this Agreement on behalf of such Party has been duly authorized to do so by all requisite corporate actions;

(d)    The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(e)    It has not granted, and shall not grant during the Term of the Agreement, any right to any Third Party, which would conflict with the rights granted to the other Party hereunder.

11.2    MorphoSys Warranties. [REDACTED].

11.3    MorphoSys Covenant. [REDACTED].

11.4    I-Mab Warranty. I-Mab hereby warrants and represents to MorphoSys as of the Effective Date that:

(a)    I-Mab and its Affiliates do not develop or Commercialize any product that targets CD38;

(b)    All written responses given and data and documents provided by I-Mab to MorphoSys in connection with the due diligence performed by MorphoSys in relation to I-Mab prior to the execution of this Agreement are true, complete and correct; and

(c)    I-Mab has sufficient funds available to pay the upfront fee payable under Section 8.1 and expects to have sufficient funds available to pay all other payments due to MorphoSys hereunder. I-Mab expects that there are no restrictions on I-Mab that would prevent I-Mab from making such payments when due.

11.5    DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND MORPHOSYS AND I-MAB EACH SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY OR MERCHANTABILITY, OR ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.	INDEMNIFICATION AND INSURANCE

12.1    Indemnification by MorphoSys. MorphoSys shall defend, indemnify and hold harmless I-Mab, its Affiliates, and their respective directors, officers, employees and agents from and against any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any liability suits, investigations, claims or demands by Third Parties (“Third Party Claims”) to the extent arising from or occurring as a result of or in connection with (i) any breach by MorphoSys of its representations, warranties or obligations under this Agreement, (ii) the gross negligence or willful misconduct of MorphoSys or its Affiliates, (iii) the Exploitation of any CD38 Compound or a CD38 Product by MorphoSys, its Affiliates or licensees outside the Field and/or outside the Territory during the Term, or (iv) the Exploitation of any CD38 Compound or a CD38 Product by MorphoSys, its Affiliates or licensees in all Fields in all countries and territories either after the termination or expiration of this Agreement or prior to the Effective Date; except in each case to the extent that such Losses arise out of or result from the gross negligence, willful misconduct or breach of this Agreement of a party seeking indemnification hereunder.

12.2    Indemnification by I-Mab. I-Mab shall defend, indemnify and hold harmless MorphoSys, its Affiliates, and their respective directors, officers, employees and agents from and against any Losses in connection with any Third Party Claims arising from or occurring as a result of or in connection with: (i) any I-Mab Party’s exercise of the rights granted under this Agreement, including the Exploitation of a CD38 Compound or a CD38 Product in the Field in the Territory, (ii) any breach by I-Mab of its representations, warranties or obligations under this Agreement, or (iii) the gross negligence or willful misconduct of any I-Mab Party; except in each case to the extent that such Losses arise out of or result from the gross negligence, willful misconduct or breach of this Agreement of a party seeking indemnification hereunder.

12.3    Indemnification Procedure.

(a)    Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement (the “Indemnified Party”).The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 12.1 or Section 12.2; provided, however, that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. In no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

(b)    Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [REDACTED] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

(c)    Right to Participate in Defense. Without limiting Section 12.3(b) above, any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3(b) (in which case the Indemnified Party shall control the defense).

(d)    Settlement. [REDACTED].

(e)    Cooperation. The Indemnified Party will, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the defense or prosecution of any Third Party Claim. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.4    Insurance. [REDACTED].

13.	LIMITATION OF LIABILITY

13.1    Liability for Subcontractors. To the extent either Party uses any subcontractors to comply with its obligations hereunder, such Party shall be liable for the activities and omissions of such subcontractors in accordance with the terms of this Agreement (except as otherwise provided in Section 6.4).

13.2    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, LOSS OF DATA, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO AN AWARD OF ENHANCED DAMAGES AVAILABLE UNDER THE PATENT LAWS FOR WILLFUL PATENT INFRINGEMENT. THIS LIMITATION OF LIABILITY DOES NOT APPLY IN CASES OF (i) WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (ii) BREACHES OF SECTION 14, AND (iii) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 12.1 AND 12.2.

14.	CONFIDENTIALITY

14.1    Definition. During the Term and subject to the terms and conditions of this Agreement, a Party (a “Disclosing Party”) may communicate or otherwise disclose to the other Party (a “Receiving Party”) information in connection with this Agreement or the performance of its obligations hereunder, including scientific and manufacturing information and plans, marketing, sales and business plans, and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business (collectively, “Confidential Information”). Without limiting the foregoing, “Confidential Information” of a Party is hereby deemed to include any information disclosed by such Party pursuant to that certain Confidential Disclosure Agreement between the Parties dated as of July 13, 2017 (the “CDA”).

14.2    Exclusions. Notwithstanding the foregoing, information of a Disclosing Party shall not be subject to the obligations of non-disclosure and non-use set forth in this Section 14 with respect to a Receiving Party for purposes of this Agreement to the extent such information:

(a)    was already known to the Receiving Party or its Affiliates, as evidenced by their written records, other than under an obligation of confidentiality or non-use, at the time of disclosure to the Receiving Party or its Affiliates;

(b)    was generally available or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available or otherwise became part of the public domain after its disclosure to the Receiving Party, through no fault of or breach of its obligations under this Section 14 by the Receiving Party;

(d)    was disclosed to the Receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation not to disclose such information or know-how to others; or

(e)    was independently discovered or developed by the Receiving Party or its Affiliates, as evidenced by their written records, without the use of, and by personnel who had no access to, Confidential Information belonging to the Party that controls such information and know-how.

14.3    Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, during the Term and [REDACTED] years thereafter, a Receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of a Disclosing Party.

14.4    Authorized Disclosure. A Receiving Party may disclose Confidential Information of a Disclosing Party to the extent that such disclosure is:

(a)    made in response to a valid order of a court of competent jurisdiction or other governmental or regulatory body of competent jurisdiction; provided that such Receiving Party shall first have given notice to the Disclosing Party and use reasonable efforts to quash such order or to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; and further provided that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information, which is legally required to be disclosed in response to such court or governmental order;

(b)    otherwise required by Applicable Law (including the rules and regulations of the any competent security exchange commission or authority); provided that the Disclosing Party shall provide the Receiving Party with notice of such disclosure in advance thereof to the extent practicable and use reasonable efforts to secure confidential treatment of such information and to redact as much Confidential Information as possible prior to such disclosure, including to the extent permissible under Applicable Law, the financial terms of this Agreement;

(c)    made by such Party to regulatory authorities as required in connection with any regulatory filing or application, and in connection with any patent prosecution and maintenance; provided that reasonable measures shall be taken to assure confidential treatment of such information;

(d)    made by a Receiving Party, in connection with the performance of this Agreement, to directors, officers, employees, consultants, representatives or agents who need to know the Confidential Information in connection with this Agreement, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use at least similar in scope to those set forth in this Section 14;

(e)    made by a Receiving Party to (i) existing or potential acquirers or merger candidates; (ii) existing or potential Sublicensees or existing or potential contractors (to the extent contemplated hereunder); (iii) investment bankers and other advisers; (iv) existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or to Affiliates or Sublicensees, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 14 or customary for such type and scope of disclosure;

(f)    made by the Receiving Party with the prior written consent of the Disclosing Party.

14.5    Use of Name. Neither Party may make public use of the other Party’s name except (i) in connection with announcements and other disclosures relating to this Agreement and the activities contemplated hereby as permitted in Section 14.6, (ii) as required by Applicable Law, and (iii) otherwise as agreed in writing by such other Party, including under Section 14.6(f).

14.6    Press Releases and Publications.

(a)    Public Disclosures. The Parties have mutually agreed on a press release announcing the execution of this Agreement, which is attached hereto as Exhibit 7. For subsequent press releases and other written public disclosures relating to this Agreement or the Parties’ relationship hereunder (each, a “Public Disclosure”), each Party shall submit to the other Party a draft of such Public Disclosures for review and comment by the other Party at least [REDACTED] full Business Days prior to the date on which such Party plans to release such Public Disclosure, and the reviewing Party shall submit its comments, if any, at least [REDACTED] hours prior to the planned release of such Public Disclosure. The publishing Party shall review and consider in good faith any comments provided in response. For the avoidance of doubt, MorphoSys and its sublicensees shall have the right to disclose data generated by or on behalf of MorphoSys or such sublicensees in relation to the development of CD38 Compounds and CD38 Products outside the Field and/or the Territory within scientific publications or presentations, provided that the proceeding described in Section 14.6(a) is complied with.

(b)    Ad hoc Requirements. If a Party is unable to comply with the foregoing five (5)-day notice requirement because of a legal obligation or stock exchange requirement to make more rapid disclosure, such Party shall not be in breach of this Agreement but shall in that case give telephone and email notice to a senior executive of the other Party and provide a draft disclosure with as much notice as reasonably possible prior to the release of such Public Disclosure, the reasons such Public Disclosure is required by law, and the time and place the Public Disclosure will be made. The disclosing Party will consider in good faith any comments of the other Party related to such Public Disclosure. The Parties however acknowledge that for so-called “ad hoc” announcements required under the German Securities Act, no prior notice is possible.

(c)    Public Domain. A Party may publicly disclose, without regard to the preceding requirements of this Section 14.6, information that was previously disclosed in a Public Disclosure that was in compliance with such requirements.

(d)    Milestone Reporting. Both Parties agree that as part of their corporate communication policy and standard practice, MorphoSys and/or I-Mab may need to announce the achievement (including the amount) of payment-bearing milestones under this Agreement, and each Party shall be permitted to do so in accordance with applicable reporting standards, subject to the notification of any such announcement to the other Party.

(e)    Development Results. Each Party (or Sublicensee in the case of I-Mab) may wish to publish the results of research and development under this Agreement. In order to safeguard intellectual property rights, the Party (or Sublicensee in the case of I-Mab) wishing to publish or otherwise publicly disclose the results of such research and development shall first submit a draft of each proposed manuscript, abstract, poster or external presentation to the other Party for review, comment and consideration of appropriate patent action at least [REDACTED] weeks prior to any submission for publication or other public disclosure. Within [REDACTED] days of receipt of the pre-publication materials, such other Party shall advise the Party seeking publication as to whether a patent application shall be prepared and filed or whether trade secret protection should be pursued and, if so, such other Party shall determine the appropriate timing and content of any such publications. Approval of a publication shall not be unreasonably withheld, conditioned or delayed. In addition, and subject to the requirements of applicable securities and other laws governing such disclosures, each Party shall use good faith efforts to notify the other Party in advance of any significant public announcement regarding the CD38 Compounds’ and/or CD38 Products’ performance and achievements under this Agreement. In case of any disclosure after the Effective Date that is required by Applicable Laws as reasonably advised by the Disclosing Party’s counsel, such Party will provide the other Party with prompt notice of the required disclosure, such other Party shall not be entitled to withhold consent, but the Parties shall work together in good faith to find a mutually acceptable manner in which to make the disclosure. I-Mab acknowledges that MorphoSys is obliged to disclose the data of the clinical trials conducted by MorphoSys on the Effective Date of this Agreement to Celgene under the Celgene Termination Agreement.

(f)    Naming of MorphoSys. I-Mab shall, and shall procure that any I-Mab Party will, name MorphoSys as the source of CD38 Compounds and/or CD38 Products in all Public Disclosures by any I-Mab Party.

14.7    Terms of Agreement to be Maintained in Confidence. The Parties agree that the terms of this Agreement are confidential and shall not be disclosed by either Party to any Third Party (except to a Party’s professional advisor and as permitted for Confidential Information under Sections 14.4 and 14.6) without prior written permission of the other Party; provided that either Party may make any filings of this Agreement required by Applicable Laws in any country so long as such Party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment; and further provided that a Party may publicly disclose, without regard to the preceding requirements of this Section 14.7, information that was previously disclosed in compliance with such requirements.

15.	TERM AND TERMINATION

15.1    Term. The term of this Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with this Section 15, shall continue until expiration of the last payment obligation of I-Mab under this Agreement (the “Term”).

15.2    Termination for Material Breach and Insolvency.

(a)    Termination for Breach. Any material failure by a Party (“Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure a “Material Breach”) shall entitle the other Party (“Non-Breaching Party”) to give to the Breaching Party written notice specifying the nature of the Material Breach and requiring the Breaching Party to make good or otherwise cure such Material Breach. If such Material Breach is not cured within [REDACTED] after the receipt of notice pursuant to this Section 15.2(a) (except for a Material Breach consisting of non-payment, in which case the cure period shall be [REDACTED], the Non-Breaching Party shall be entitled to terminate this Agreement with immediate effect by providing a written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement and other remedies available under Applicable Law, provided that if the Breaching Party disputes such breach in good faith and initiates the expedited dispute resolution procedure in accordance with Section 16.3(b), then the termination shall become effective [REDACTED] from the date of expiration of the original cure period pursuant to Section 15.2(a), unless the arbitrator pursuant to Section 16.3(b) decides in favor of the Non-Breaching Party within such [REDACTED], provided that even after such [REDACTED] period both Parties shall continue to comply with their obligations under Section 16.3(b) and provided further that if the arbitrator later decides that there was not sufficient reason for termination the termination declared by the Non-Breaching Party shall be null and void.

(b)    Termination for Insolvency. Each Party will have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed [REDACTED] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors .

15.3    Termination at Will. At any time prior to the First Commercial Sale (but not within the first [REDACTED] following the Effective Date), I-Mab will have the right to terminate this Agreement at will upon [REDACTED] prior written notice to MorphoSys. Following the First Commercial Sale, I-Mab will have the right to terminate this Agreement at will upon [REDACTED] prior written notice to MorphoSys. The effective date of such termination shall be the date [REDACTED] after I-Mab provides such written notice to MorphoSys, unless MorphoSys notifies I-Mab in writing that the effective date shall be an earlier date, in which case such earlier date shall be the effective date of such termination. For the avoidance of doubt, until the effective date of the termination, each Party shall be obliged to continue performing its obligations under this Agreement.

15.4    Consequences of Expiration and Termination. Upon the termination or expiration of this Agreement, all rights and obligations of either Party under this Agreement (including all licenses granted hereunder) shall terminate, unless explicitly provided otherwise in this Section 15.4 or elsewhere in this Agreement.

(a)    Expiration [REDACTED]

(b)    Early Termination by I-Mab pursuant to Section 15.3 or Termination by MorphoSys pursuant to Sections 10.9 or 15.2. [REDACTED]

(i)	[REDACTED]

(ii)	[REDACTED]

(iii)	[REDACTED]

(iv)	[REDACTED]

(v)	[REDACTED]

(vi)	[REDACTED]

(vii)	[REDACTED]

(viii)	[REDACTED]

(ix)	[REDACTED]

(x)	[REDACTED]

(xi)	[REDACTED]

(xi)	[REDACTED]

[REDACTED]

[REDACTED]

16.	MISCELLANEOUS

16.1    Assignment. Without the prior written consent of the other Party hereto (which may be granted at the other Party’s discretion), neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party (i) to any Affiliate of such Party; or (ii) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its stock or assets to which this Agreement relates (provided that the assigning Party (except if it is not the surviving entity) shall remain jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement and the relevant Affiliate assignee, Third Party assignee or surviving entity shall assume in writing all of the assigning Party’s obligations under this Agreement). This Agreement will inure to the benefit of and be binding on the Parties’ successors and permitted assigns. Any purported assignment or transfer in violation of this Section 16.1 shall be void ab initio and of no force or effect.

16.2    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

16.3    Governing Law, Dispute Resolution.

(a)    Governing Law. This Agreement, and any disputes between the Parties related to or arising out of this Agreement (including the Parties’ relationship created hereby, the negotiations for and entry into this Agreement, its conclusion, binding effect, amendment, coverage, termination, or the performance or alleged non-performance of a Party of its obligations under this Agreement) (each a “Dispute”), shall be governed by the laws of the state of New York in the United States of America, without reference to any choice of law principles thereof.

(b)    Dispute Resolution. It is the intent and objective of the Parties to establish procedures to facilitate the resolution of any Disputes in an expedient manner by mutual cooperation and without resort to litigation. Accordingly, any Dispute, whether before or after termination of this Agreement, shall be resolved as follows:

(i)	[REDACTED].

(ii)	[REDACTED].

(iii)	[REDACTED].

(iv)	[REDACTED].

(v)	[REDACTED].

(vi)	[REDACTED].

(vii)

By agreeing to arbitration neither Party intends to deprive any competent court having jurisdiction to issue, and each Party has the right to seek, immediate temporary injunctive or other temporary equitable relief, including a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the Dispute or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitration panel shall have full authority to grant provisional or interim remedies and to award damages for failure of any Party to respect the arbitration panel’s order to that effect.

(viii)	EACH PARTY HERETO WAIVES: (I) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, AND (II) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

(ix)

Notwithstanding anything in this Section 16.3, in the event of a Dispute with respect to the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, and such Dispute is not resolved in accordance with Section 1.3(b)(i), such Dispute will not be submitted to an arbitration proceeding in accordance with this Section 16.3, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.

16.4    Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally-recognized overnight courier addressed as follows:

    If to MorphoSys, to:

MorphoSys AG

***

Attention: ***

Facsimile: ***

    If to I-Mab, to:

I-MAB Biopharma Co., Ltd.

***

Attention: ***

Facsimile: ***

With a copy to:

***

Facsimile: ***

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered. It is understood and agreed that this Section 16.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement. If MorphoSys is not able to effect the service of a notice to I-Mab at the above address, the notice provided to *** shall be deemed sufficient to effect the notice to I-Mab under this Agreement. I-Mab may only replace *** by another reputable US law firm and shall in such case provide a written notification to MorphoSys.

16.5    Entire Agreement, Modifications. This Agreement including the Exhibits attached hereto, each of which is hereby incorporated and made part of in this Agreement by reference, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto, including the CDA. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

16.6    Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

16.7    Relationship of the Parties. It is expressly agreed that the Parties’ relationship under this Agreement is strictly one of licensor-licensee, and that this Agreement does not create or constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding (or purport to be binding) on the other.

16.8    Mutual Duty of Good Faith. The Parties undertake to be loyal to one another. Both Parties undertake not to actively entice away the respective other Party’s employees (i) who are involved in the performance of any activities under this Agreement or (ii) who were involved in the performance of any activities under this Agreement, prior to expiration of a blocking period of [REDACTED] months following the Effective Date, provided, however, that the foregoing provision will not prevent any of the Parties from (i) employing or engaging any such person who contacts a Party on his or her own initiative without any direct or indirect solicitation by or encouragement from such Party, (ii) engaging in general solicitations not specifically targeted at such persons or employing or engaging any such person who contacts a Party in response to such general solicitation or (iii) employing or engaging any such person who no longer works for a Party at the time the other Party first commences employment discussions with such person.

16.9    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

16.10    No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties, except as expressly set forth in this Agreement.

16.11    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement and the performance thereunder, or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

16.12    English Language. This Agreement has been written and executed in the English language. Any translation by a Party into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

16.13    No Drafting Party. This Agreement has been submitted to the scrutiny of, and has been negotiated by, both Parties and their counsel, and shall be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such terms having been drafted by any Party or its counsel. No rule of strict construction shall be applied against either Party.

16.14    Anti-Corruption and Bribery. Each Party shall comply with all Applicable Laws relating to anti-bribery and anti-corruption. Each Party shall ensure that any person associated with it who is performing services or providing goods in connection with this Agreement does so only on the basis of a written contract, which imposes on and secures from such person terms equivalent to those imposed on either Party in this Section. Breach of this clause shall be deemed a material breach of this Agreement.

16.15    Construction. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws refer to such laws as from time to time enacted, repealed or amended, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Sections and Exhibits, unless otherwise specifically provided, refer to the Sections and Exhibits of this Agreement.

16.16    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a “PDF” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “PDF” signature page were an original thereof.

[End of contract terms – signature page to follow on next page]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this license and collaboration agreement to be executed by their respective duly authorized officers.

MorphoSys AG

By:	/s/ MorphoSys AG

I-MAB
By:	/s/ I-Mab